Chimaobi Nwankwo

Attorney & Counselor

13523 San Martin Lane

Houston, Texas 77083

(713)-304-6880

Email: chimaobi@msm.com

V Blockchain Group Inc.,

10333 Harwin #375J

Houston, Texas 77036

Date: May 12, 2021

Re: V Blockchain Group Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

I refer to the above-captioned registration statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (“Act”), filed by V Blockchain Group Inc., a Texas Corporation (“Company”), with the Securities and Exchange Commission. The Registration Statement related to the offering of up to 7,500,000 shares of the Company's common stock ("Common Stock"). Such shares are to be issued under the Registration Statement and the relating prospectus to be filed with the Commission.

I have examined the copies or other evidence of such records, i.e. Article of Incorporation, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as copies or photocopies and the authenticity of the originals of such documents.

Based on my examination mentioned above, I am of the opinion that 7,500,000 shares of common stock to be offered are duly authorized shares of common stock which were legally issued, when sold, will be fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Chimaobi Nwankwo

Attorney & Counselor-At-Law

Texas Bar No: 24090301